Exhibit 99.2
BELL MICROPRODUCTS RECEIVES ADDITIONAL NASDAQ STAFF DETERMINATION NOTICE
SAN JOSE, Calif., Jan 9, 2008 — Bell Microproducts Inc. (Nasdaq: BELM) today announced that, as expected, it has received an additional staff determination notice from the Nasdaq Stock Market, stating that it is not in compliance with the requirements for continued listing pursuant to Nasdaq Marketplace Rules 4350(e) and 4350(g) because the Company did not hold an annual meeting of its shareholders within one year after the end of its 2006 fiscal year nor did the Company solicit proxies and provide proxy statements. This staff determination notice serves as an additional basis for delisting the Company’s common stock from trading on Nasdaq. As a result, the Company’s securities remain subject to delisting from trading on the Nasdaq Global Market.
The Company continues to work diligently to complete its financial restatements in order to comply with its SEC filing requirements.
About Bell Microproducts
Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at http://www.bellmicro.com.
SOURCE Bell Microproducts Inc.
Rob Damron, Investor Relations Representative of Bell Microproducts Inc., +1-414-224-1668, ir@bellmicro.com
http://www.bellmicro.com